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                                                                    EXHIBIT 99.4

                     PRINCIPAL ACCOUNTANT FEES AND SERVICES

      The Audit Committee of the Board of Directors has selected KPMG LLP ("KPMG") to continue as LII's independent auditors for the fiscal year ending December 31, 2004. A representative of KPMG will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

AUDIT FEES

      The fees for professional services rendered for the audit of LII's annual financial statements for each of the fiscal years ended December 31, 2003 and December 31, 2002, and the reviews of the financial statements included in LII's Quarterly Reports on Form 10-Q or services that are normally provided by KPMG in connection with statutory or regulatory filings or engagement for each of those fiscal years, were $1,318,000 and $880,000, respectively. These amounts also included fees associated with comfort letters and consents related to debt and equity offerings. In addition, LII's former auditors, Arthur Andersen LLP, billed LII an aggregate of $8,000 for professional services rendered for the review of financial statements included in the LII Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

AUDIT-RELATED FEES

      Aggregate fees billed or expected to be billed by KPMG for assurance and related services reasonably related to the performance of the audit or review of LII's financial statements for each of the fiscal years ended December 31, 2003 and December 31, 2002, and not included in the audit fees listed above were $151,000 and $54,000, respectively. These services are comprised primarily of accounting consultations and other audit or attestation services not required by statute or regulation.

TAX FEES

      Aggregate fees billed or expected to be billed by KPMG for tax compliance, tax advice and tax planning for each of the fiscal years ended December 31, 2003 and December 31, 2002, were $682,000 and $171,000, respectively. These fees related to reviews of tax returns, tax consulting and tax planning.

ALL OTHER FEES

      The fees for services rendered to LII by KPMG, other than those services covered in the sections captioned "Audit Fees," "Audit-Related Fees" and "Tax Fees," for each of the fiscal years ended December 31, 2003 and December 31, 2002, were $0 and $36,000, respectively. These services were comprised primarily of miscellaneous technical assistance provided to LII.

AUDIT COMMITTEE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

      Prior to 2003, each type of non-audit service proposed to be provided by the Company's independent auditors, KPMG, was approved on an individual basis by the Audit Committee in advance of the rendering of such non-audit services. The Audit Committee, in 2003, developed an Administrative Policy and Procedure for Audit Committee Approval of Non-Audit Services Provided by the External Auditor, which sets forth certain pre-approved non-audit work that may be performed by KPMG. Specifically, the Audit Committee has pre-approved the use of KPMG for detailed, specific types of services within the following categories of non-audit services: tax advisory and tax return services, accounting consultation regarding accounting standards and internal audit consultation services. In each case, the Audit Committee has also set a specific annual limit on the amount of such services which the Company would obtain from KPMG, and has required management to report the specific engagements to the Audit Committee. All other non-audit services other than the pre-approved services set forth above and any services that exceed the annual limits set forth in the policy must be pre-approved in writing by the Audit Committee. The Chairperson of the Audit Committee is authorized by the Audit Committee to pre-approve additional KPMG audit and

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non-audit services between Audit Committee meetings, provided the additional services do not affect KPMG's independence under applicable Securities and Exchange Commission rules and any such pre-approval is reported to the Audit Committee at its next meeting.